Exhibit 99.1

                                                Contact:  Raymond O'Rourke
                                                          Media Relations
                                                          212-761-4262

[COMPANY LOGO] Morgan Stanley                             For Immediate Release


EDWARD A. BRENNAN RESIGNS FROM
MORGAN STANLEY BOARD OF DIRECTORS

NEW YORK -- October 15, 2003: Morgan Stanley (NYSE: MWD) announced today that Edward A. Brennan has resigned from the company's board of directors effective October 14, 2003. Mr. Brennan was recently named Executive Chairman of AMR Corp., the parent company of American Airlines, on whose board Morgan Stanley Chairman and Chief Executive Officer Philip J. Purcell serves. Mr. Brennan's decision avoids a situation in which the two companies would have their chairmen serving on each other's boards.

Mr. Brennan chaired the audit committee of the Morgan Stanley board. He served on the board of Dean Witter, Discover & Co. at the time of its initial public offering in 1993 and continued on the board following the merger with Morgan Stanley Group, Inc. in 1997.

In his letter of resignation, Mr. Brennan said "Morgan Stanley has an excellent board of directors and an outstanding management team. It has been a pleasure for me to be associated with individuals of such talent and integrity. I expect that the company will continue to perform well and distinguish itself going forward."

Morgan Stanley Chairman and Chief Executive Officer Philip J. Purcell said:
"Our company and our shareholders have been well served by Ed's many years of diligent oversight. We have relied on him throughout for his wise counsel and his wealth of experience. Our loss is most definitely AMR's gain."

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.